WORK AGREEMENT

Between

SES Societe d’Energie Solaire SA

Represented by Mr. Michel Golay, President

and

Ms. Sandrine Crisafulli

It is agreed that:

PURPOSE OF THE AGREEMENT

SES Societe d’Energie Solaire SA is a company with a share capital of CHF 395,000, whose purpose is to develop renewable energy through the instillation of photovoltaic modules.

SES Societe d’Energie Solaire SA holds an exclusive license on all the products of ATLANTIS, a leader in research and development on photovoltaic equipment.

It also holds 50% interest in the ATLANTIS product manufacturing plant in Harkingen, Switzerland. For this amalgamation, SES Societe d’Energie Solaire SA and ATLANTIS created the company SES ATLANTIS AG, with a share capital of CHF 400,000.

To conduct its business, SES Societe d’Energie Solaire SA hires

Ms. Sandrine Crisafulli

beginning on October 1, 2001, as

Administrative Director

Ms. Sandrine Crisafulli will also be responsible for:

private and institutional customer development

promotion and distribution of SES Societe d’Energie Solaire SA products coordination and follow-up with future clients purchasing installations

DURATION OF THE AGREEMENT

The agreement is open-ended.

The trial period is set at three months.

During the 1st year, this agreement may be terminated by either party one month in advance, for the end of a month.

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Beginning in the 2nd year, there must be two months notice for termination, for the end of a month.

This excludes cases of termination effective immediately, for just cause, i.e. any circumstances which, according to the rules of good faith, make it impossible to require the terminating party to continue in the service relationship in a climate of confidence.

DURATION OF THE WORK

The normal work time is 40 hours per week, over 5 days.

VACATIONS

Ms. Sandrine Crisafulli is entitle to 5 weeks of vacation per year.

SALARY

Ms. Sandrine Crisafulli will receive a gross annual salary of:

CHF 104,000

i.e. CHF 8,000 x 13, payable on the 30th of each month.

A profit-sharing arrangement will be established by the Board of Directors at the end of the first financial year.

For the duration of the work agreement, SES Societe d’Energie Solaire SA insures Ms. Sandrine Crisafulli against loss of earnings resulting from illness.

GENERAL DUTIES

Ms. Sandrine Crisafulli agrees to carry out the tasks and responsibilities given to her to the best of her ability.

She is prohibited from engaging in any activities, for herself or on behalf of others, that could cause harm to or damage the interests of SES Societe d’Energie Solaire SA.

SES Societe d’Energie Solaire SA agrees to provide Ms. Sandrine Crisafulli with the necessary technical training that will allow her to fulfill her responsibilities under this agreement.

Ms. Sandrine Crisafulli must maintain strict confidentiality with regard to everything she learns in the course of her work, particularly the manufacturing processes she will learn about during her training with SES ATLANTIS AG. She will be bound by this obligation even after the end of the agreement.

JURISDICTION

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In case of litigation regarding the interpretation or execution of the present agreement, the parties agree that Swiss law shall apply, and that the courts of Geneva shall have jurisdiction, unless an appeal is lodge with the Federal Court of Switzerland.

Done in duplicate at Plan-les-Ouates, September 14, 2001

SES Societe d’Energie Solaire SA Michel Golay President [signed]	Mr. Sandrine Crisafulli [signed]

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